Exhibit 10.56

AMENDMENT THREE

TO THE

TORCHMARK CORPORATION

SUPPLEMENTARY RETIREMENT PLAN

Pursuant to Section 12.1 of the Torchmark Corporation Supplementary Retirement Plan as restated effective January 1, 1992 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective January 1, 2007, as follows:

1.	New Section 2.19 is added to the Plan and shall read as follows:

2.19 Dual Eligible Participant shall mean a Participant who is a participant in the Torchmark Corporation Supplemental Executive Retirement Plan.

2.	Section 4.1 is replaced in its entirety and shall read as follows:

4.1 Commencement of Retirement Income.

(a) No later than December 31, 2006, each Participant must elect one of the following dates for the commencement of Retirement Income from this Plan: the January 8 following his separation from service with the Employer; the January 1 following his 65th birthday; or the January 1 following the second, third, fourth, or fifth anniversary of his separation from service with the Employer. If a Participant fails to make a timely election, his Retirement Income shall commence on the January 1 following the Participant’s 65th birthday. Upon such date and in accordance with Section 4.3, the Employer shall pay the Participant’s Retirement Income from the Employer’s general funds.

(b) This Section 4.1(b) shall apply only to Dual Eligible Participants. The date for the commencement of Retirement Income from this Plan for each Dual Eligible Participant shall be the date which is six (6) months after the date of his separation from service with the Employer. Upon such date and in accordance with Section 4.3, the Employer shall pay the Participant’s Retirement Income from the Employer’s general funds. Such date shall also apply for the commencement of benefits, if any, from the Torchmark Corporation Supplemental Executive Retirement Plan.

3.	Section 4.4 is replaced in its entirety and shall read as follows:

4.4 Election of Optional Form of Payment of Retirement Income.

(a) In lieu of the form of payment of Retirement Income described in Section 4.3, a Participant may elect to receive Retirement Income in one of the following forms: a lump sum distribution; annual installments of approximate equal value paid over a minimum of two years and a maximum of ten years; or any annuity form available under the Qualified Defined Benefit Plan with respect to which the obligation to pay Retirement Income under this Plan is determined. Such election must be made no later than December 31, 2006. The amount of Retirement Income paid under this Plan in such form shall be the Actuarial Equivalent of the amount of Retirement Income payable under this Plan as a Single Life Annuity commencing on the date selected by the Participant pursuant to Section 4.1(a). The Participant shall furnish the Administrator of this Plan a copy of his election of an optional form for the payment of retirement benefits under this Plan.

(b) This Section 4.4(b) shall apply only to Dual Eligible Participants. In lieu of the form of payment of Retirement Income described in Section 4.3, a Dual Eligible Participant may elect to receive Retirement Income in one of the following forms: a Joint and Contingent Survivor Annuity as defined in the Torchmark Corporation Supplemental Executive Retirement Plan or a 10 or 20 Year Certain and Life Income Annuity as defined in the Torchmark Corporation Supplemental Executive Retirement Plan. Such election must be made no later than December 31, 2007. The amount of Retirement Income paid under this Plan in such form shall be the Actuarial Equivalent of the amount of Retirement Income payable under this Plan as a Single Life Annuity commencing on the date provided in Section 4.1(b). The Dual Eligible Participant shall furnish the Administrator of this Plan a copy of his election of an optional form for the payment of retirement benefits under this Plan, and such election shall also apply to the payment of benefits, if any, from the Supplemental Executive Retirement Plan.

4.	Section 4.5 is replaced in its entirety and shall read as follows:

4.5 Limitation on Election.

(a) In no event shall an election under Section 4.1(a) and Section 4.4(a) be permitted nor shall the default provisions under Section 4.1(a) and Section 4.3 be applied if such election or default provision would have the effect of changing the time or form of payment of Retirement Income that the Participant would have otherwise received in 2006 or to cause the payment of Retirement Income to be made during 2006.

(b) This Section 4.5(b) shall apply only to Dual Eligible Participants. In no event shall an election under Section 4.1(b) and Section 4.4(b) be permitted nor shall the default provisions under Section 4.1(b) and Section 4.3 be applied if such election or default provision would have the effect of changing the time or form of payment of Retirement Income that the Dual Eligible Participant would have otherwise received in 2007 or to cause the payment of Retirement Income to be made during 2007.

5.	Section 14.1 is replaced in its entirety and shall read as follows:

14.1 Payments to Key Employees. In the event Retirement Income benefits commence on account of separation from service, in no event shall a distribution to a key employee occur before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Any benefit otherwise due to be distributed during such six month period shall be held and paid with the initial benefit payment. For purposes of this Section 14.1, a key employee is an employee defined in Code § 416(i) (without regard to paragraph (5) thereof). All Participants in this Plan shall be deemed to be a key employee for the limited purpose of applying the distribution delay of this Section 14.1.

6.	Section 14.2 is replaced in its entirety and shall read as follows:

14.2 General. The Plan shall be administered in compliance with Code § 409A, the regulations issued thereunder and guidance related thereto. The elections made during 2006 under Section 4.1(a) and Section 4.4(a) are intended to comply with the transitional relief provided in Notice 2005-1 and the extension thereof provided in the preamble to the proposed regulations issued under Code § 409A. The elections made during 2007 under Section 4.1(b) and Section 4.4(b) are intended to comply with the transitional relief provided in the final regulations issued under Code § 409A.

Done this the 8th day of November, 2007.

TORCHMARK CORPORATION

By:	/s/ Carol A. McCoy
Its:	Vice President, Associate Counsel and Secretary

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